UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2012

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Third Avenue, New York, New York		10016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 2, 2012, Loral Space & Communications Inc. (the "Company" or "Loral") completed the sale (the "Sale") of its wholly-owned subsidiary, Space Systems/Loral, LLC (formerly known as Space Systems/Loral, Inc.) ("SS/L"), to MDA Communications Holdings, Inc. ("MDA Holdings"), a subsidiary of MacDonald, Dettwiler and Associates Ltd. ("MDA"). Pursuant to the purchase agreement (the "Purchase Agreement"), dated June 26, 2012, between Loral, SS/L, MDA and MDA Holdings, as amended on October 30, 2012, in a series of transactions described below, Loral received total cash payments of $967.9 million plus a three-year promissory note in the principal amount of $101 million for the purchase of certain real estate used in connection with SS/L’s business.

Prior to the Sale, SS/L (i) was converted into a limited liability company, (ii) transferred the real estate owned by it to a newly formed limited liability company ("Land LLC"), (iii) distributed the equity interests in Land LLC to the Company, and (iv) issued to Loral promissory notes in an aggregate amount equal to $193.9 million (the "Closing Notes"). The Closing Notes were issued to satisfy SS/L’s obligations under the Purchase Agreement to repay intercompany balances due Loral and to pay Loral a cash dividend, which included per diem amounts provided for in the Purchase Agreement. Immediately following the Sale, SS/L repaid the Closing Notes for an aggregate cash amount equal to $193.9 million.

At closing of the Sale, Loral received (i) $774 million from MDA Holdings for the purchase of the equity interests in SS/L and (ii) a promissory note, dated November 2, 2012, issued by MDA for $101 million (the "Land Note") for the purchase of the equity interests in Land LLC.

The Land Note bears interest at the rate of 1% per annum and amortizes in three equal annual installments on each March 31, commencing March 31, 2013. The Land Note is backed by a letter of guarantee from Royal Bank of Canada.

A copy of the Purchase Agreement was filed as Exhibit 10.1, to the Company’s Current Report on Form 8-K filed on June 28, 2012 and is incorporated by reference herein. A copy of the Amendment and the Land Note were filed as Exhibit 10.1 and Exhibit 10.2, respectively, to the Company’s Current Report on Form 8-K filed on November 5, 2012, and each is incorporated by reference herein. The description of the Purchase Agreement, the Amendment and the Land Note included in this Form 8-K are summaries only and qualified in their entirety by reference to the complete text of such agreements and the information set forth in Item 1.01 of the Company’s Current Reports on Form 8-K filed on June 28, 2012 and November 5, 2012, the text of which is incorporated herein by reference. The description of the Purchase Agreement and the Amendment and the copies of the Purchase Agreement and the Amendment filed as exhibits to the Forms 8-K filed on June 28, 2012 and November 5, 2012, respectively, are intended to provide information regarding the terms of the Purchase Agreement and the Amendment and are not intended to modify or supplement any factual disclosures about the Company or its subsidiaries in its public reports filed with the U.S. Securities and Exchange Commission. In particular, the Purchase Agreement and the Amendment and related summaries are not intended to be, and should not be relied upon as, disclosures regarding any facts or circumstances relating to the Company or any subsidiary thereof. The representations, warranties, covenants, agreements and other terms and conditions set forth in the Purchase Agreement and the Amendment have been made solely for the benefit of the parties thereto and (i) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate, (ii) have been qualified by reference to certain information that is neither reflected in the text of the Purchase Agreement nor the Amendment, and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by investors in the Company, and, therefore, should not be relied upon by any person that is not a party to the Purchase Agreement and the Amendment.

Item 8.01 Other Events.

On November 7, 2012, in connection with the receipt of the proceeds from the Sale, the Company’s Board of Directors declared a special distribution of $29.00 per share for an aggregate distribution of $899.3 million. The distribution will be paid on December 4, 2012 to holders of record of Loral voting and non-voting common stock as of November 19, 2012. In accordance with Loral’s stock incentive plan, an equitable adjustment will be made to outstanding stock-based awards to reflect the special distribution.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information

The pro forma financial information required by this Item will be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

November 8, 2012	By:	Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary